Sub-Item 77I: Terms of new or amended securities


The Board of Trustees approved the creation of the Polen International Growth Fund, (the "Fund"), an additional series of FundVantage Trust (the "Trust") at its September 28-29, 2016 Meeting of the Board of Trustees. The Fund consists of two classes of shares: Investor Class shares and Institutional Class shares. A description of the Funds' Investor Class shares and Institutional Class shares is contained in the Fund's Prospectus and Statement of Additional Information which was filed with the Commission pursuant to Rule 485(a) of the Securities Act of 1933, as amended (the "1933 Act") on
October 14, 2016.


The Board of Trustees approved the name changes of the WHV International Equity Fund and the WHV/Acuity Tactical Credit Long/Short Fund to Shelton International Select Equity Fund and Shelton Tactical Credit Fund, respectively, (the "Funds") additional series of the Trust via a Unanimous Written Consent dated August 12, 2016. The Shelton International Select Equity Fund consists of two classes of shares: Class A shares and Class I shares. The Shelton Tactical Credit Fund consists of three classes of shares: Class A shares, Class C shares and Class I shares. A description of the Funds' share classes is contained in the Funds' Prospectus and Statement of Additional Information each dated September 1, 2016, which was filed with the Commission pursuant to Rule 497(c) of the Securities Act of 1933, as amended (the "1933 Act") on September 6, 2016.